Exhibit 10.2

COMMERCIAL LEASE

BETWEEN:

SCI DANTON MALAKOFF, a French non-trading real estate company with share capital of 1,000 euros, registered in the Paris Trade and Companies Register under number 838 690 071, whose registered office is located at 30 avenue Kleber 75116 PARIS,

Represented by Céline Leonardi, Marketing Director, duly empowered for the purposes hereof,

Hereinafter referred to as the LESSOR,

party of the first part,

AND,

DBV TECHNOLOGIES, a French public limited company with share capital of 9,625,355.30 euros, registered in the Nanterre Trade and Companies Register under number 441 772 522, with its registered office at 177-181 avenue Pierre Brossolette in MONTROUGE (92120),

Represented by Caroline Danière acting in her capacity as Director of Human Resources and Chief of Staff, duly empowered for the purposes hereof,

Hereinafter referred to as the LESSEE,

party of the second part,

The LESSOR and the LESSEE being hereinafter referred to collectively as the Parties and individually as a Party.

TABLE OF CONTENTS

PRELIMINARY STATEMENT
I - GENERAL CONTRACTUAL PROVISIONS
ARTICLE I - PURPOSE
ARTICLE II - DESIGNATION
ARTICLE III - PURPOSE OF THE LEASED PREMISES
ARTICLE IV - DURATION
ARTICLE V - TERMS AND CONDITIONS AND USE
V.1 - ENTERING THE LEASED PREMISES
V.2 - LESSOR’S RIGHT OF ACCESS
V.3 - MAINTENANCE - REPAIRS
V.4 - FURNISHINGS - OPERATION
V.5 - WORKS
V.6 - LESSOR’S RIGHT OF ACCESSION / RESTORATION TO ORIGINAL CONDITION
V.7 - ASBESTOS TECHNICAL FILE (DTA)
V.8 1- STATEMENT OF RISKS
V.8 2 - ENERGY PERFORMANCE
V.8 3 - ENVIRONMENTAL PERFORMANCE
V.8 4 - “TERTIARY DECREE”
V.9 - CONTRIBUTIONS - TAXES
V.10 - LIABILITY - RECOURSE - INSURANCE
V.10.1 Liability and recourse
V.10.2 Insurance
V.10.2.1 Insurance taken out by the LESSOR
V.10.2.2 Insurance taken out by the LESSEE
V.10.3 Reciprocal waivers of recourse
V.11 - ASSIGNMENT
V.12 - SUBLEASING - LEASE MANAGEMENT
V.13 - CUSTODY OF LEASED PREMISES
V.14 - DESTRUCTION OF LEASED PREMISES
V.15 - EXPENSES
V.16 - SAFETY
V.17 - LIEN
V.18 - EXPROPRIATION
V.19 - INFORMATION
V.20 - RECEIVERSHIP / SUPERVISED LIQUIDATION
V.21 - ASSIGNMENT OF CLAIMS
V.22 - TRANSFER OF RIGHTS
V.23 - RETURN OF PREMISES

V.24 - OCCUPANCY INDEMNITY
ARTICLE VI - FINANCIAL CONDITIONS
VI.1 - RENT
VI.2 - PAYMENT TERMS
VI.3 - RENT INDEXATION
VI.4 - SECURITY DEPOSIT - BANK GUARANTEE
VI.5 - RENEWAL RENT
VI.5.1. Rental value
VI.5.2. Determination of rental value
VI.5.3 Right of option
ARTICLE VII - TERMINATION - INTEREST
ARTICLE VIII - JURISDICTION
ARTICLE IX - ADDRESS FOR SERVICE
ARTICLE X - FEES
ARTICLE XI - DISPOSALS
II - SPECIFIC CONTRACTUAL PROVISIONS
ARTICLE XII - DESIGNATION OF LEASED PROPERTY
ARTICLE XIII - PURPOSE
ARTICLE XIV - DURATION
ARTICLE XV - REFERENCE DATE
ARTICLE XVI - ANNUAL BASE RENT
ARTICLE XVII - REFERENCE INDEX
ARTICLE XVIII - SECURITY DEPOSIT
ARTICLE XIX - CLAIMS DECLARATION
ARTICLE XX - INTER-COMPANY RESTAURANT
ARTICLE XXI - LESSEE’S FITTING-OUT WORK
ARTICLE XXII - EARLY AVAILABILITY OF LEASED PREMISES
ARTICLE XXIII - PREFERENTIAL RIGHT
ARTICLE XXIV - GOVERNING LANGUAGE

PRELIMINARY STATEMENT

SCI DANTON MALAKOFF owns an office building (hereinafter referred to as the “Building”) with a floor area of 25,559 m2 TUFA, located in CHÂTILLON (Hauts-de-Seine) 82, 84, 86, 88 and 90, rue Pierre Semard, 35, 37 and 39, rue Etienne Deforges and 107, 109, 111, 113 and 115, avenue de la République, acquired before building work was completed from SNC CHÂTILLON IRO on December 12, 2018.

The Building was completed on September 15, 2020.

DBV TECHNOLOGIES has expressed an interest in taking a lease on the 2nd floor of the Building on Lot A, representing a surface area of 2,446.7 m2, TUFA (share of common areas and inter-company restaurant included).

The LESSEE declares that it has visited the Leased Premises (as this term is defined hereinafter) and consulted the documents listed in the Appendix (Appendix 0) as well as the various appendices to the Lease in order to enable it to assess the situation and the extent of the Leased Premises.

The LESSEE declares that it is satisfied with the condition of the Leased Premises.

As the LESSEE was looking for office space corresponding to the characteristics of the Leased Premises, the Parties approached each other and together defined the conditions under which the LESSEE would lease part of the premises in the Building.

The Parties, having discussed the matter, have decided to sign this lease (the “Lease”) on the terms and conditions set out below.

The Parties declare that all the clauses of this Lease have been negotiated between them taking into consideration the mutual obligations subscribed to in the Lease as a whole.

The Parties have taken care to avoid any significant imbalance as mentioned in Article 1171 of the French Civil Code.

This preliminary statement forms an integral part of the Lease.

IT HAS BEEN AGREED AS FOLLOWS:

I - GENERAL CONTRACTUAL PROVISIONS

ARTICLE I - PURPOSE

The LESSOR hereby leases to the LESSEE who accepts the rights and property hereinafter designated in accordance with the provisions of Articles L 145-1 et seq. and Articles R145-1 et seq. of the French Commercial Code, the uncodified provisions of Decree 53-960 of September 30, 1953, and the conditions hereinafter.

ARTICLE II - DESIGNATION

This Lease covers a set of premises more fully described in Article XII, as well as the rights pertaining thereto (the “Leased Premises”).

The said premises are leased as they stand, without any exception or reservation, without the need for any further description, the LESSEE declaring that it is well aware of what the said property consists of, having visited it before today.

Any difference between the surface areas quoted and the actual dimensions of the aforementioned premises will not justify any reduction or increase in rent, the Parties will refer to the nature of the premises as they stand.

ARTICLE Ill - USE OF LEASED PREMISES

The LESSEE shall occupy the Leased Premises peacefully, in accordance with Articles 1728 and 1729 of the French Civil Code, and shall carry on exclusively and continuously the activity defined in Article XII of the special provisions.

The LESSEE expressly undertakes to use the Leased Premises in accordance with their intended purpose, it being specified that any other use or assignment is expressly prohibited.

The LESSEE declares that it is personally responsible for obtaining all the authorizations required for the exercise of its activity, as prescribed by current or future legislation.

To this end, where necessary, it is expressly stipulated that the LESSEE shall transfer to the LESSOR, if the latter sees fit, the benefit of all administrative authorizations to which the Building has been or will be subject and which will have been applied for and obtained by the LESSEE.

The LESSEE undertakes to comply with regulations, to carry out at its own expense, risk and peril, throughout the duration of the Lease, all work incumbent upon it in this respect, provided that the compliance work is related to its specific activity (in particular, its laboratory and workshop activities within the R&D and storage technical premises), so as to save and hold the LESSOR harmless in this respect, and to pay all sums, fees, taxes, dues of any kind, relating to the activity carried out in the Leased Premises and to the use of the premises.

The Parties expressly agree that the Leased Premises form a single, indivisible whole.

ARTICLE IV - DURATION

This Lease is granted and accepted for a duration fixed in Article XIV.

Unless otherwise stipulated below, the LESSEE will have the option of giving notice of six (6) months for the expiry of each three-year period, in accordance with the regulations in force.

On expiry of this duration, the Parties will have the option of giving notice of six (6) months to terminate the initial duration set out in Article XIV; failing this, the Lease will be extended by tacit renewal in accordance with the provisions of Article L. 145-9 of the French Commercial Code.

In the event that the LESSEE gives notice as provided for in this Article, the LESSOR will have the right to inspect the Leased Premises during the notice period, and if it so wishes, in the presence of the LESSEE. Any visit must take place during the week and be subject to at least one working day’s notice, with the LESSOR undertaking not to interfere with the LESSEE’s activity in the Leased Premises. During this same period, the LESSOR will also have the option of affixing a sign or billboard to the front of the Building, with a view to attracting a new lessee.

If, due to the LESSEE’s fault, the LESSOR is unable to visit the Leased Premises, rent them out, deliver them to a new lessee or occupy them itself, if this was the LESSOR’s intention at the time set for the end of the Lease, the LESSOR will be entitled to compensation at least equal to two months’ rent, without prejudice to any damages and interest.

If this Lease is renewed, it will be for a duration of 9 years, as will be subsequent renewals, with the option for the LESSEE to terminate every three years, in accordance with Article L. 145-9 of the French Commercial Code.

ARTICLE V - TERMS AND CONDITIONS AND USE

This Lease is entered into subject to the usual lawful terms and conditions, and in particular to those set out below, which the LESSEE undertakes to execute and strictly comply with, under penalty of damages and even termination of this Lease, if the LESSOR sees fit.

In view of the negotiations which preceded the conclusion of this agreement, each of the Parties declares that it has made its commitment with full knowledge of the facts. Consequently, in the event of an unforeseeable change in circumstances as referred to in Article 1195 of the French Civil Code, the Parties expressly agree to waive the application of these provisions and thus refrain from seeking any judicial review of this Lease.

In any event, notwithstanding Article 1223 of the French Civil Code, the LESSEE may not unilaterally apply any reduction in rent, charges or any other consideration in the event that the LESSEE alleges imperfect performance of its obligations by the LESSOR.

V.1 - ENTERING THE LEASED PREMISES

The LESSEE shall take the Leased Premises, the subject of this Lease, in the condition in which they will be on the Date of Early Availability (as this term is defined below), without being able to require the LESSOR to carry out any work.

In order to comply with the provisions of Article L. 145-40-1 of the French Commercial Code, two copies of an inventory of fixtures will be drawn up on the Date of Early Availability, by mutual agreement between the Parties or by a third party appointed by them. Failing this, it will be drawn up by a bailiff, at the initiative of the most diligent Party, at a cost shared equally between the LESSOR and the LESSEE.

V.2 - LESSOR’S RIGHT OF ACCESS

The LESSOR will have the right to visit the Leased Premises, giving 48 hours’ notice except in emergencies, in order to ensure compliance with the various clauses of the Lease and, in particular, the proper maintenance of the Leased Premises and the performance by the LESSEE of all work for which it is responsible.

The LESSEE shall notify the LESSOR of any degradation or deterioration of the Leased Premises as soon as it is aware of it, failing which it shall bear the possible consequences of its failure to do so.

The LESSOR will also have the right to have the Leased Premises visited under the conditions set forth in Article IV if it intends to sell the premises which are the subject of this Lease.

V.3 - MAINTENANCE - REPAIRS

The LESSEE shall enjoy the use of the Leased Premises in a responsible manner, shall maintain them in a perfect state of repair and shall, moreover, carry out throughout the term of this Lease, and at its own expense, any repairs that may be necessary, with the exception of:

•	compliance work not related to the LESSEE’s specific activity,

•	complete replacement of major equipment,

•	major repairs covered by Article 606 of the French Civil Code, and

•	work resulting from obsolescence.

The LESSEE shall be responsible for any compliance work related to its specific activity (in particular, work related to its laboratory and workshop activities within the R&D and storage premises).

The LESSEE shall also bear the costs associated with the maintenance and proper operation of the equipment.

The LESSEE shall be liable for any damage caused to the Leased Premises and/or the Building due to overloading of the floors and elevators.

The LESSEE undertakes to have the installations and equipment of the Leased Premises, and in particular the emergency equipment (fire extinguishers), regularly checked for proper operation and compliance with regulatory standards.

This inspection will be carried out at the LESSEE’s expense by a body approved by the plenary assembly of fire insurance companies [assemblée plénière des sociétés d’assurances contre l’incendie] (C.E.P., VERITAS, etc.).

The LESSEE shall provide proof of its contracts at the LESSOR’s request, comply with the suggestions contained in the inspection authority’s report and carry out any compliance work that may be necessary, provided that the compliance work is related to its specific activity (in particular that related to its laboratory and workshop activities within the R&D and storage premises).

V.4 - FURNISHINGS - OPERATION

V.4.1 The LESSEE shall furnish the said Leased Premises and keep them constantly furnished throughout the term of the Lease, with furniture and equipment, as security in the event of non-payment of rent or breach of the terms and conditions of this Lease.

V.4.2 Throughout the term of the Lease, the LESSEE shall maintain the Leased Premises for the use set forth in Article XIII and in a state of effective and normal operation, without being able, under any pretext, to use the Leased Premises even temporarily for another purpose, either by addition or substitution of activities.

V.5 - WORK

V.5.1

The LESSEE may not carry out any demolition, construction or installation, fitting out, piercing of walls or change of distribution in the Leased Premises, and generally may not make any modification whatsoever to them or to the installations, without having first obtained the prior written authorization of the LESSOR, it being specified that the work must be carried out under the supervision of the LESSOR’s architect, whose fees will be paid by the LESSEE.

To this end, the LESSEE shall send the LESSOR a works file (“Works File”) including the following:

•	A description of the work and equipment planned (written and graphic documents), including in particular:

•	Plans, cross-sections and sketches required for a clear understanding of the project,

•	A detailed description of the equipment and materials used,

•	The execution file in accordance with good professional practice,

•	The work schedule,

•	The draft application for administrative authorization (if necessary),

•	The copies of insurance policies (if applicable).

If necessary, the documents in the Works File must be drawn up by a project manager and validated by a technical inspector (RICT) (rapport initial du contrôleur technique [initial technical inspection report]).

V.5.2

However, the LESSEE may freely carry out, without the prior agreement of the LESSOR, and if applicable by way of derogation from the above, all routine fitting-out work, i.e. interior painting, wall and floor coverings, wiring, as well as light partitioning work, provided that such work does not modify or alter the HVAC (heating - ventilation - air conditioning) systems and other technical installations of the Building and the Leased Premises, which the LESSEE shall justify to the LESSOR in advance by sending the Works File.

V.5.3

All work shall be carried out in compliance with all applicable regulations and the rights of third parties, after taking out all necessary insurance.

In the event that the work involves a modification of the partitioning inside the premises, the LESSEE undertakes to send the LESSOR the plans of the modifications as soon as possible.

All work shall comply with the LESSEE specifications in Appendix 2.

All HVAC work shall be entrusted to the facility manager who manages the Building, and to the company in charge of the BMS.

The facility manager will be responsible for setting the air-conditioning and lighting parameters.

Work may not commence until written authorization has been obtained from the LESSOR.

Deliveries shall be made via the staircase or the freight elevator, which must be protected.

Common areas:

•	Piercing of stone or wood panels in lobbies and story landings is not permitted.

•	No work is permitted in common areas.

No holes may be made in facade profiles in private areas.

The opening of firefighting vents, smoke extraction vents, smoke extraction shutters, technical closets and hatches shall not be impeded by the presence of furniture and/or partitions.

Noise generated by drilling and other activities must be limited to before 9:00 am, between 12:00 and 2:00 pm and after 6:00 pm.

For all work of any nature whatsoever carried out by the LESSEE, the LESSEE assumes all liability that may arise, particularly in the event of accidents and/or incidents that may occur as a result of the execution and existence of construction, installations and modifications carried out by the LESSEE, as well as the operations to which they may give rise. In particular, the LESSEE guarantees the LESSOR against any claims that may be brought against it as a result of the said accidents and/or incidents and their consequences.

The LESSEE shall cover or have covered all risks incurred, by insurance policies taken out with a solvent insurance company.

The LESSEE shall ensure that no damage is caused by its workers or employees. The LESSEE shall be liable for any damage or loss affecting the Leased Premises or the Building and its installations.

The LESSEE shall put an end to justified complaints and carry out all work necessary so as to save and hold the LESSOR harmless in this respect.

One month at the latest after acceptance of the work, the LESSEE shall provide the LESSOR with:

•	The complete as-built file (DOE) and the updated advisory maintenance file (DIUO),

•	The inspection authority’s report, with no comments.

The LESSEE may not erect any signs, billboards or awnings, or carry out any installation whatsoever concerning the external appearance of the Building, without the prior written consent of the LESSOR, who will, where necessary, seek the authorizations provided for in the co-ownership regulations or any other regulations, specifications or articles of association to which it may be subject. However, the LESSEE will be personally responsible for obtaining the required administrative authorizations and for paying any taxes that may be due as a result, so as to save and hold the LESSOR harmless in this respect.

V.5.4 The LESSEE accepts, for the entire duration of the Lease, the execution in the Building or in the Leased Premises of all work, including reconstruction work and repairs of any kind that the LESSOR may deem necessary, without being able to claim any indemnity or reduction in the rent hereinafter indicated, even if such work lasts more than twenty-one days.

The LESSOR undertakes to use its best efforts to carry out this work diligently and without interruption, with a view to minimizing the disturbance to the LESSEE’s use of the premises. The LESSOR also undertakes in any event to maintain access to the Leased Premises. Work inside the Leased Premises expected to last more than eight days will be scheduled by mutual agreement with the LESSEE, except in the case of an emergency or force majeure.

The LESSEE shall also accept all work carried out on the public highway, or in the buildings adjacent to the one to which the Leased Premises belong, regardless of the inconvenience this may cause to the operation of its activity, without prejudice to its right of recourse against the administration, the contractor for the work, and the neighboring owners, and shall always hold the LESSOR harmless.

Notwithstanding the provisions of Article 1723 of the French Civil Code, the LESSEE shall accept any modifications that the LESSOR deems necessary to the exterior appearance of the Building and its accessibility, subject to maintaining access to the Leased Premises and minimizing any disturbance to the LESSEE’s use of the Leased Premises.

V.6 - LESSOR’S RIGHT OF ACCESSION / RESTORATION TO ORIGINAL CONDITION

V.6.1 All constructions and installations, all modifications and generally all improvements or embellishments carried out by the LESSEE, including those which may have been imposed by legislative or regulatory provisions, shall become the property of the LESSOR without compensation at the end of the term of the Lease, subject to the option available to the LESSOR under Article V.6.2.

V.6.2 The LESSOR may require the LESSEE to return the Leased Premises, in whole or in part, to their original condition on the Date of Early Availability, at the exclusive expense of the LESSEE, except if the LESSEE’s leaves the premises 6 years or more after the Effective Date of the Lease or beyond. In the latter case, in the event of the LESSEE’s departure 6 years or more after the Effective Date of the Lease, the LESSOR can only require the LESSEE to remove its laboratory and workshop fittings at the LESSEE’s expense.

V.7 - ASBESTOS TECHNICAL FILE (DTA)

As the building permit for the Building was issued after July 1, 1997, the “Asbestos” technical file defined in Article R. 1334-29-4 of the French Public Health Code is not applicable.

V.8 1- STATEMENT OF RISKS

In accordance with Article L. 125-5 of the French Environment Code, if the Leased Premises are located in an area covered by a prescribed or approved risk prevention plan, a statement of risks less than 6 months old is appended hereto, together with information from the LESSOR on any losses of which it is aware that have been the subject of compensation for natural, mining or technological disasters.

The LESSEE acknowledges that it has been given access to the information mentioned in Article L. 125-5 of the French Environment Code and that a statement of risks has been provided to it in accordance with the provisions of Article L. 125-5 of the French Environment Code.

In addition, Article L. 125-7 of the French Environment Code stipulates that, when a plot of land located in the soil hazard information sector (secteur d’information sur les sols) referred to in Article L. 125-6 of the Environment Code is the subject of a sale or lease agreement, the seller or lessor of the land shall inform the purchaser or lessee in writing. The seller or lessor shall provide the information made public by the French government, in accordance with Article L. 125-6 of the Environment Code. The deed of sale or lease attests to the completion of this formality.

The statement of risks appended to the Lease (Appendix 3) includes this information and indicates that the land is not located in a soil hazard information sector (SIS).

V.8 2- ENERGY PERFORMANCE

In accordance with the provisions of Article L. 126-29 of the French Construction and Housing Code, an energy performance diagnosis is attached to this Lease (Appendix 4).

In accordance with the above provisions, the LESSEE shall not make use of the recommendations contained in the energy performance diagnosis against the LESSOR, which are for information purposes only.

V.8 3- ENVIRONMENTAL PERFORMANCE

The Building is HQE Bâtiments Tertiaires certified (high environmental quality of commercial buildings) as Excellent and BREEAM certified with a rating of Excellent.

The Parties undertake to use their best efforts to maintain the environmental performance of the Building within the framework of the labeling or certification obtained. The Parties undertake, each insofar as it is concerned, to use their best efforts to obtain or maintain certification for the operation. To this end, the Parties undertake to comply with the terms of the Environmental Performance Appendix attached hereto (Appendix 5).

The Environmental Performance Appendix will be updated at each renewal of the Lease, or at any earlier date if the Parties agree otherwise.

However, in the event that a regulation imposes quantified targets for the reduction of energy, water and/or waste consumption, the LESSEE undertakes to comply with them in the context of its operation of the Leased Premises.

The LESSEE undertakes to bear the cost of all measures required for the operation and technical management of the Building and its equipment, in accordance with the provisions relating to the allocation of expenses described in Article V.15.

These measures will be implemented at a level of quality that ensures the proper conservation of the Building and its equipment in accordance with the terms of the Environmental Performance Appendix, the maintenance of the legal warranties applicable to builders and/or manufacturers, and any future operating certification.

It is hereby specified that all work resulting from existing or future labeling or certification of the Building will remain the responsibility of the LESSOR.

V.8 4- “TERTIARY DECREE”

Under the terms of Article L. 174.1 of the French Construction and Housing Code, “actions to reduce final energy consumption are implemented in existing buildings, parts of buildings or groups of buildings for tertiary use, defined by decree in the Council of State, in order to achieve a reduction in final energy consumption for all buildings subject to the obligation of at least 40% in 2030, 50% in 2040 and 60% in 2050, compared with 2010 [....] All buildings, parts of buildings or groups of buildings subject to the obligation must achieve the following targets for each of the years 2030, 2040 and 2050:

1/ Either a level of final energy consumption reduced by 40%, 50% and 60% respectively compared with a reference energy consumption that cannot be prior to 2010;

2/ Or a level of final energy consumption set in absolute terms, based on the energy consumption of new buildings in their category.”

In this respect, the Parties undertake to cooperate and use their best efforts to meet the energy consumption reduction targets set by the above provisions, and where appropriate, to carry out any work necessary to this end.

In accordance with Article R. 174-27 of the French Construction and Housing Code, various data relating to the previous year (tertiary use, surface areas, annual energy consumption by type of energy, etc.) must be transmitted each year by deadlines set by a joint order of the ministers for construction and energy; the order of September 29, 2021, sets this date at September 30 of each year from 2022 onwards.

The LESSEE undertakes:

•

To make an annual declaration of its energy consumption for the Leased Premises (parts of the Building restricted to private use) or for which it is billed, on OPERAT, the digital platform provided for in Article L. 174-1 of the French Construction and Housing Code, within the legal and/or regulatory deadlines.

•

To acknowledge having been informed and being fully aware of the administrative and financial penalties associated with non-compliance with end-use energy reduction targets and failure to transmit the required data to the OPERAT digital platform in good time.

•	To indemnify the LESSOR against any penalty imposed on the LESSOR as a result of the LESSEE’s failure to transmit its energy consumption data to the OPERAT digital platform in a timely manner.

•

To inform the LESSOR of any modification to the equipment of the Leased Premises which would have consequences on energy consumption or lead to a deterioration in the level of greenhouse gas emissions.

The LESSOR undertakes:

•

To draw up an action plan which will be presented to all lessees; it will determine the work and actions to be undertaken to enable the objectives set to be achieved; it being specified that this work will be carried out and borne in accordance with the rules for financial responsibility set out in this Lease between the LESSOR and the LESSEE.

•	To open or have opened an account on the OPERAT platform for the Building, and enter the surface areas for tertiary use.

•	To enter the identities of lessees who will have access to the platform.

•	To declare energy consumption in communal areas of the Building.

V.9 - CONTRIBUTIONS - TAXES

The LESSEE shall pay its personal contributions, property taxes, and the French business property tax (CFE) of the French territorial economic contribution (CET) for which it is liable, and shall meet all sweeping, lighting and other expenses to which a lessee is ordinarily liable, so as to save and hold the LESSOR harmless in this regard.

It will also reimburse the LESSOR for all taxes, dues and fees related to property, including property taxes and additional taxes to the property tax, as well as all taxes, dues and fees related to the use of the Leased Premises or the Building in which the Leased Premises are located, or a service from which the LESSEE benefits directly or indirectly, including household waste tax and taxes on offices, warehouses, shops and parking spaces, present or future, normally payable by the owner, so that the rent received by the LESSOR is net of all taxes.

V.10 - LIABILITY - RECOURSE - INSURANCE

V.10.1 Liability and recourse

The LESSEE hereby declares that it waives all liability claims against the LESSOR in the following cases:

•	In the event of theft or any other criminal act of which the LESSEE could be victim in the Leased Premises, the LESSOR having no obligation to monitor the Leased Premises and the Building.

•

In the event of damage to the Leased Premises, to movable objects or goods located in the Leased Premises, as a result of leaks, infiltration, damp or other circumstances, the LESSEE being responsible for protection against these risks, without recourse against the LESSOR.

The LESSEE also undertakes not to claim any compensation from the LESSOR, nor any reduction in rent or charges:

•

in the event of a stoppage in the distribution of water, electricity or other fluids, and in the event of a stoppage of operation for any reason whatsoever of the Building’s technical installations (air conditioning, district heating, elevators, etc.) as a result of maintenance, repair, replacement, lack of supply, strikes or any other causes beyond the LESSOR’s control;

•	in the event of liability-generating actions by other lessees, their staff, suppliers or customers;

•	in the event of changes or modifications made by any person whatsoever, and in particular by the LESSOR, to the common areas of the Building.

V.10.2 Insurance

Real estate and personal property must be insured with companies known to be solvent, as follows:

V.10.2.1 Insurance taken out by the LESSOR

The LESSOR shall insure the Building, including real property and permanent fixtures, installations permanently fixed within the meaning of Article 525 of the French Civil Code, equipment and installations in place on the day the Lease is signed, against the risks of fire, lightning, explosions, damage caused by electricity, water damage, glass breakage and more generally against all risks related to the nature of the Building, its quality and use, for the replacement value of the Building.

The LESSOR will also take out any civil liability insurance that the LESSOR may incur in its capacity as owner.

The insurance premiums thus paid by the LESSOR will be reimbursed in full by the LESSEE.

V.10.2.2 Insurance taken out by the LESSEE

The LESSEE undertakes to insure, for the entire term of the Lease, with a solvent insurance company authorized to insure on French territory, the risks listed below:

•

Material damage to works and embellishments (fittings and fixtures), whether or not carried out at the LESSEE’s expense, and to all objects, equipment or other movable property belonging to the LESSEE or in the LESSEE’s custody, guaranteeing the Leased Premises for damage resulting from events such as fire, lightning, explosion, water damage, costs of excavation, demolition, glass breakage, sprinkler or other liquid leaks, electrical damage, falling aircraft and aerial objects, malicious damage, sabotage, impact of land vehicles, natural disasters, hurricanes, cyclones, tornadoes, storms, and hail on roofs, smoke, riots and civil commotion, expert fees, as well as all expenses incurred in restoring the Building to its original condition;

•	Loss of use or deprivation of use for up to 24 months;

•

Any civil liability it may incur under Articles 1240 to 1242 of the French Civil Code for bodily injury or material or immaterial damage caused to third parties and arising directly or indirectly from its activity, from the goods referred to in the above paragraph, and from its employees.

The LESSEE undertakes to:

•	not contravene in any way whatsoever one or more of its insurance policies, which could result in the cancellation of such policy or policies;

•	pay the premiums for its insurance policy(ies) on time;

•	provide annual proof of compliance with the foregoing clauses at the LESSOR’s first request, by producing the insurance policy(ies) and the related premium receipts;

•	notify the LESSOR of any fact making it necessary to issue an endorsement to the LESSOR’s insurance policies;

•

notify the LESSOR of any damage, within five days of becoming aware of it, and of any repairs under its control that may become necessary during the term of the Lease, failing which it will remain personally liable for the damage.

The LESSEE undertakes to change the insurance policy only after giving fifteen days’ notice to the LESSOR.

Mention shall be made in the LESSEE’s insurance policy(ies) that the cancellation thereof may only take effect at the end of a period of fifteen days after notification made to the LESSOR by the LESSEE’s insurer.

Should the LESSEE fail to take out, renew the policies or pay the premiums relating thereto as provided for above, the LESSOR reserves the right to do so and claim reimbursement of the premiums thus advanced from the LESSEE.

V.10.3 Reciprocal waivers of recourse

The LESSEE and its insurers waive all recourse against the LESSOR and its insurers, and by way of reciprocity, the LESSOR and its insurers waive all recourse against the LESSEE and its insurers.

V.11 - ASSIGNMENT

The LESSEE may assign or contribute its right to this Lease, including during any tacit extension, only to the purchaser of its business.

The LESSEE may assign its leasehold rights to any company in its group within the meaning of Article 1233-3 of the French Commercial Code, subject to the prior written approval of the LESSOR, who may refuse to do so for any legitimate reason, in particular in the event of the assignee’s lack of solvency.

Any assignment will be subject to the following mandatory conditions of validity:

•	Prior settlement of all arrears in principal, charges and incidentals,

•

Stipulation of a joint and several guarantee by the assignor and all successive assignees for a period of three years from the date of assignment for the payment of rents, charges and incidentals and the performance of the clauses of the Lease, the assignees also being jointly and severally liable without being able to invoke the benefit of division and discussion,

•

Delivery of an enforceable copy or an original copy of the deed of assignment, if applicable in the form of an extract, within one month of signature at the LESSEE’s expense, failing which the Lease will be automatically terminated, if the LESSOR sees fit,

•	And restoration of the premises by the assignor in accordance with the provisions of Article V.23.

In order to comply with the provisions of Article L. 145-40-1 of the French Commercial Code, two copies of an inventory of fixtures will be drawn up as soon as possible on the date of assignment, by mutual agreement between the LESSOR and the assignee, or by a third party appointed by them. It is hereby specified that the inventory of fixtures drawn up at the time of the assignment will, for the LESSOR, be deemed to be a simple statement of the existing condition on the day it is drawn up, without the LESSOR waiving any rights it may have under the Lease and the history of the rental relationship.

No assignment of the right to this Lease may take place less than one month after prior notification sent by the LESSEE to the LESSOR by registered letter with acknowledgment of receipt or extrajudicial act inviting the LESSOR to participate in the planned assignment, including full disclosure of the planned assignment and specifying the place, day and time scheduled for the final completion of this assignment.

In the absence of intervention, or even in the event of pure and simple intervention, the sale must not in any way prejudice the prior rights and actions of the LESSOR, and any clause in the assignment that is contrary to or inconsistent with the clauses and conditions of the Lease will be deemed unwritten by operation of law.

In the event of supervised liquidation or receivership of the LESSEE, the assignment of the Lease by the administrator or liquidator may be made only under the conditions stipulated above.

In the event that the assignment is made to a company that is not a joint stock company, the manager(s) or corporate officer(s) of said company will be jointly and severally liable for the payment of rent and the performance of the Lease’s terms and conditions.

V.12 - SUBLEASING - LEASE MANAGEMENT

Total or partial sublease is prohibited. The same applies to all lease management.

Notwithstanding the foregoing, the LESSEE is authorized to partially sublease the Leased Premises and any company in its group within the meaning of Articles L. 233-1 and L. 233-3 of the French Commercial Code. Total sublease is prohibited.

Sublessee companies must belong to the LESSEE’s group as defined above for the entire duration of the sublease. Failing this, the sublease will be immediately terminated by operation of law, and the authorization granted by the LESSOR will lapse.

Provisions common to all authorized subleases:

•	In all cases of authorized sublease, the occupancy of the sublessee must be consistent with the purpose of the Leased Premises and its activity must be compatible with that purpose.

•	The LESSEE will remain liable for all rents, charges and incidentals and will continue to be bound by all obligations due under the Lease.

•	The sublease terms and conditions must be compatible with all those stipulated in the main Lease. In the event of incompatibility, the clauses of the main Lease will prevail.

•	Under no circumstances may a sublease be granted for a duration longer than the remaining term of the main Lease.

•

The sublease agreement must contain a clause in which the sublessee declares that it is fully aware and acknowledges that the fate of the sublease follows that of the main Lease, and that the expiry or termination of the latter will automatically result in the termination of the former.

•	All sublease agreements must include a map showing the location of the sublease premises.

•	In the event of authorized sublease, the LESSEE will remain jointly and severally liable for the obligations of its sublessee(s).

•

As the Leased Premises form an indivisible whole in fact and by the joint intent of the Parties, the sublease(s) will not be enforceable against the LESSOR and will entail an express waiver by the sublessee(s) of any action, in particular with a view to their continued occupancy of the premises, and of any right to renew the sublease against the LESSOR.

•

This Article must be reproduced in all sublease contracts, which must be sent to the LESSOR within 30 (thirty) days of signature, by any means, with proof that the sublessee belongs to the LESSEE’s group.

V.13 - CUSTODY OF LEASED PREMISES

The LESSEE will be responsible for the surveillance and guarding of the Leased Premises and its equipment.

The LESSEE shall not exercise any recourse or claim against the LESSOR for any disturbance and/or deprivation of use originating from third parties and will be personally responsible for any recourse against the author of the damage, the LESSOR subrogating it with respect to its rights to this effect.

V.14 - DESTRUCTION OF LEASED PREMISES

1. In the event that the Leased Premises are completely destroyed as a result of any damage whatsoever, regardless of its origin, and unless otherwise agreed by the Parties, the Lease will be terminated ipso jure.

In the event that the Leased Premises are partially destroyed and this destruction:

•	prevents the use of the non-destroyed Leased Premises under normal office conditions for more than eighteen (18) months, particularly in view of the duration of the restoration work, or

•	concerns more than 50% of the surface area of the Leased Premises,

then the Lease may be terminated by either the LESSEE or the LESSOR, without compensation on either side.

2. In the event that the Leased Premises are partially destroyed and this destruction:

•	does not prevent the use of the non-destroyed Leased Premises under normal office conditions for more than eighteen (18) months, particularly in view of the duration of the restoration work, and

•	concerns no more than 50% of the surface area of the Leased Premises, then the Lease will not be terminated.

The LESSOR will then be obliged to rebuild the damaged part of the Leased Premises, as soon as the loss in question is covered by the insurance company or companies and subject to the LESSOR obtaining the necessary administrative authorizations for reconstruction. In such a case, the LESSEE will be exempted during this period from payment of the rent for the destroyed part of the Leased Premises of which it will be deprived. The LESSOR will retain the full benefit of any insurance indemnities.

3. In any event, the LESSEE may not, by express agreement, claim any compensation other than that awarded to it by the insurance company or companies for the damage caused to it.

In the event of disagreement as to the proportion of the Leased Premises destroyed or not usable in accordance with their intended purpose following such destruction, as to the duration of the restoration of the Leased Premises, as to the rent reduction and the duration of application of the said rent reduction, the Parties agree to respect the opinions of the expert chosen by mutual agreement between the Parties or, failing that, appointed by the President of the Court of Justice ruling in summary proceedings, the costs being borne by the requesting Party.

V.15 - EXPENSES

The LESSEE shall comply with the provisions of any contractual or regulatory document applicable to the Building and shall pay to the LESSOR all charges and provisions, in particular those of co-ownership or co-use, which defines the allocation of charges between the various lessees of the Building, including those usually borne by the owner, including property management fees of 1.5% of the annual rent excluding VAT, technical management fees, as well as all charges to which the LESSOR will be liable in its capacity as owner, all in accordance with the inventory of categories of charges, taxes and fees appended hereto (Appendix 6), so that the rent received by the LESSOR is net of all charges, subject only to those charges expressly mentioned as being borne by the LESSOR.

An advance on charges will be called with each rental term and will be paid by the LESSEE in accordance with the rental payment conditions.

The LESSOR will close the accounts annually, applying the usual accounting rules and practices. Consequently, it undertakes to provide the LESSEE with an exact breakdown of rental charges by category and basis of allocation, with an indication of the debit or credit balance for the past year. This breakdown will be sent to it within nine (9) months of the expiry of the said year, or three (3) months of the presentation of charges if the Building is placed under the co-ownership system.

The accounting documents will be made available to the LESSEE at the LESSOR’s head office.

The LESSEE may inspect the LESSOR’s receipts for expenses and allocation accounts.

If, at the end of the year, the provisions paid turn out to be less than the actual expenses, the

LESSEE undertakes to reimburse, upon a first call from the LESSOR, all sums that may be necessary to offset the total amount.

In the event that the provisions paid exceed the actual expenses for the expired year, the amounts overpaid will be deducted from the provisions for the current year.

In the event of the LESSEE’s departure, the sums due will be claimed or the overpaid provisions will be reimbursed.

If applicable, the LESSEE shall pay the LESSOR, on the Effective Date of the Lease, the working capital relating to the leased property.

Working capital and provisions for charges will be periodically revalued.

A summary statement of work carried out by the LESSOR over the last three years and a statement of projected work it plans to carry out over the next three years are appended (Appendix 7).

These summaries are issued by the LESSOR for information purposes only, and the LESSEE may not use the information contained in said summaries against the LESSOR; in particular, the statement of projected work for the next three years does not constitute any commitment on the part of the LESSOR to carry out said work, as the LESSOR remains free to carry it out in full or in part, to refrain from carrying it out, or to carry out other work.

The LESSEE shall scrupulously comply with all current and future regulations, rules and orders, in particular those relating to roads, health, hygiene, safety, police, labor inspection, the plenary assembly of damage insurance companies [Assemblée Plénière des Sociétés d’Assurances Dommages] (APSAD), environmental protection - including environmental regulations governing asbestos, legionella, lead and energy performance - and bear, where applicable, the cost of compliance with said regulations, as well as any work, modifications or improvements ordered by the administrative authorities, insofar as said compliance relates to its specific activity (in particular laboratory and workshop activities within the R&D technical and storage premises), so as to save and hold the LESSOR harmless in this respect.

The LESSEE shall provide the LESSOR, at the latter’s first request, with all maintenance contracts entered into in respect of the obligations resulting from this Lease.

V.16 - SAFETY

The current capacity of the Leased Premises, which the LESSEE undertakes to respect, is specified in the safety notice appended hereto (Appendix 8).

The LESSEE is responsible for the safety of persons and property in connection with the Leased Premises and their use.

In order to prevent the risk of fire or panic in the Leased Premises covered by this Lease, when these are used as part of an establishment subject to the regulations governing establishments open to the public or classified establishments, the LESSEE, in addition to complying with the legal and regulatory obligations incumbent upon it, shall set up a general safety control system for the said premises.

To this end, acting both on its own behalf and on behalf of the LESSOR, it shall take out a subscription for periodic inspection visits with an approved organization. The checks carried out must cover all buildings, facilities, installations and equipment subject in some way to regulations on the safety of people and property.

The LESSOR may ask the LESSEE for a copy of each inspection report drawn up by the inspection body.

In the absence of a response from the LESSEE and in order to verify the safety measures implemented by the LESSEE, the LESSOR may, at any time during the term of the Lease, subject to observing, except in emergencies, a 48-hour notice period, have an approved inspection body carry out a safety inspection of the Leased Premises and their fittings against the risks of fire or panic.

In application of these principles, the cost of intervention by the inspection bodies will always be borne by the LESSEE.

V.17 - LIEN

In the event that this Lease becomes encumbered by a charge or lien, the LESSOR must immediately be notified by extrajudicial act by the LESSEE, and at the latest within fifteen days of said registration.

V.18 - EXPROPRIATION

In the event of expropriation for public utility, the LESSEE may not claim anything from the LESSOR, all the LESSEE’s rights being reserved against the expropriating Party.

V.19 - INFORMATION

The LESSEE undertakes to notify the LESSOR of any major change in its economic, legal or financial situation, in particular by merger, transformation, modification or extension of activity, within one month of the event.

V.20 - RECEIVERSHIP / SUPERVISED LIQUIDATION

In the event of receivership or supervised liquidation, or in the event of the LESSEE’s death if the LESSEE is an individual, the heirs, assigns or representatives shall be jointly and severally liable for the payment of rent, charges and incidentals and for the performance of the terms of this Lease, without being able to invoke the benefit of discussion.

In addition, they will bear the costs of service provided for under Article 877 of the French Civil Code, under the same conditions.

V.21 - ASSIGNMENT OF CLAIMS

The LESSEE acknowledges and expressly accepts that the LESSOR’s claims against the LESSEE hereunder may be assigned or delegated by way of security to any credit institution that has granted the LESSOR a loan for the purpose of financing the acquisition of the Leased Premises.

V.22 - TRANSFER OF RIGHTS

The LESSOR may freely assign or contribute its rights and obligations under this Lease (and any renewals thereof) at any time, without the need to comply with the formalities set out in Article 1690 of the French Civil Code.

V.23 - RETURN OF PREMISES

The LESSEE shall return the Leased Premises:

•	In a perfect state of maintenance, cleanliness and repair if the Leased Premises are returned prior to the expiry of 4.5 years from the Effective Date of the Lease.

•

In a very good state of maintenance, cleanliness and repair if the Leased Premises are returned at the end of 4.5 years from the Effective Date of the Lease or before the end of 9 years from the Effective Date of the Lease.

•	In a good state of maintenance, cleanliness and repair if the Leased Premises are returned at the end of a period of 9 years from the Effective Date of the Lease or beyond.

As mentioned in Article V.6.2, the LESSOR may, under certain conditions, ask the LESSEE to remove its fixtures and fittings and works at its own expense before its departure.

No later than five (5) months prior to the LESSEE’s departure date, a joint inspection of the Leased Premises will be carried out in the presence of any technician, architect or manager appointed by either of the Parties to draw up a preliminary inventory of fixtures.

At the end of this visit, the LESSOR will send a statement of the repairs and work to be carried out by the LESSEE and of the rework following removal in order to comply with the return conditions defined in this Lease, without prejudice to any reservations that may be formulated at the time of the inventory of fixtures drawn up on return of the Leased Premises.

The LESSEE shall then, at its own expense, carry out all repairs and work/removals noted in this preliminary inventory of fixtures by the date of its departure at the latest.

However, at the LESSEE’s request, which shall be made no later than thirty (30) days following the drawing up of the aforementioned preliminary inventory of fixtures, the LESSOR will have the cost of the repairs and work/removals incumbent upon the LESSEE identified in the preliminary inventory of fixtures quantified by at least two companies, and will forward the estimates to the LESSEE at least three (3) months prior to the LESSEE’s departure date.

The LESSEE will be authorized to carry out its own costing of repairs and work/removals incumbent on the LESSEE identified in the preliminary inventory of fixtures within the same period. If the LESSEE’s estimate differs significantly from those of the LESSOR, it may be presented to the LESSOR and the Parties will then enter into a discussion, in good faith, on the cost of repairs and work/removals to be borne by the LESSEE on the basis of their estimates. The Parties shall use their best efforts to reach a mutually satisfactory agreement no later than two (2) months prior to the departure of the LESSEE.

The LESSEE may then dispense with carrying out the repairs and work/removals incumbent upon it by paying the amount of the estimate retained under the above conditions, provided that the LESSEE has made this position known to the LESSOR at least two (2) months prior to its departure.

In the event that the LESSEE simply refuses the estimates presented by the LESSOR, or in the event that the Parties have not reached agreement on the amount of the estimate selected at least two (2) months prior to the LESSEE’s departure, or the LESSEE has not made its position known at least two (2) months prior to its departure, the LESSEE will be deemed to have opted to carry out all repairs and work/removals incumbent upon it as identified in the preliminary inventory of fixtures, at its own expense, by the date of its departure at the latest.

A joint inventory of fixtures will be drawn up by the Parties in duplicate, signed or initialed by each Party, on the date of return of the Leased Premises.

At the request of either Party, this report may be drawn up by a bailiff appointed for this purpose by the LESSOR at a cost shared equally between the Parties:

In the latter case, the bailiff will notify the LESSEE of the report by registered letter with acknowledgment of receipt, at the address provided by the LESSEE when the Leased Premises are returned.

If, for any reason whatsoever, the LESSEE does not appear on the date on which it has been summoned by the LESSOR, the inventory of fixtures drawn up by the bailiff will be deemed to have been drawn up jointly.

In the event that the LESSEE decides to carry out the repairs and work/removals incumbent upon it by virtue of the foregoing, but that these have not been carried out or completed by the date of its departure, as in the event that reservations are noted when the inventory of fixtures is carried out at the time of departure, the LESSEE shall pay, in addition to the cost of repairs/work/removals not carried out or reservations, the amount of which will be defined in good faith by mutual agreement between the Parties and, failing that, set by the courts, a daily indemnity calculated on the basis of the current daily rent plus 75%, plus current charges and taxes, for the entire period required to prepare and carry out the restoration work.

V.24 - OCCUPANCY INDEMNITY

In the event that the LESSEE, deprived of all occupancy rights, does not completely vacate the Leased Premises of all occupants and/or all furniture and movable objects, resists an eviction order, or obtains a court-ordered delay in its departure, it shall owe the LESSOR, ipso jure and without notice, per day of delay, in addition to the charges and without prejudice to any rights to damages in favor of the LESSOR, an irreducible contractual occupancy indemnity equal to the daily rent increased by 75%, until complete removal and return of the keys, the said indemnity being intended to compensate the LESSOR for the prejudice caused by the occupation of the Leased Premises.

ARTICLE VI - FINANCIAL CONDITIONS

VI. 1 - RENT

This Lease is granted and accepted in consideration of an annual base rent, excluding charges and taxes, as indicated in Article XVI of the special provisions.

As the LESSOR has opted to make this Lease subject to value added tax, the LESSEE will reimburse the LESSOR for the amount of the said tax applicable to the rent and charges on the occasion of the payment of each term of rent.

The LESSEE undertakes to pay the rent to the LESSOR quarterly in advance on the 1st day of January, April, July and October of each year.

Should the Lease commence on a date other than the first day of the quarter, the rent for the current term will be calculated on a time-apportioned basis.

The LESSEE will be liable for all duties and taxes (including any variation in rates) which may be payable on the said rent, charges and other payments provided for in this Lease.

VI. 2- PAYMENT TERMS

Payments will be made to the LESSOR or its agent by bank transfer to the account whose RIB is shown in the appendix (Appendix 9).

VI. 3- RENT INDEXATION

The rent will be readjusted at the end of each annual period, upwards or downwards, ipso jure and without any formality or request, according to annual variations in the French index of rents for tertiary activities (ILAT) published by INSEE (base 100: last quarter 2010).

For the first indexation, the annual indexation rate will be calculated on the basis of the base index referred to in Article XVII, and the revision index will be the index for the same quarter of the following year. For subsequent indexations, the base index will be the previous revision index, and the revision index, the strictly corresponding quarterly index for each subsequent year.

If this index is not known on the anniversary date of the Lease, the LESSOR may proceed with a provisional indexation based on the last known index.

Should the chosen index disappear, or be inapplicable for any reason whatsoever, it will be replaced by the replacement index or, failing that, by any similar index to be determined or, if necessary, reconstituted by an expert appointed to act for both Parties (hereinafter the “Expert”) who will be appointed either by agreement of the Parties, or, failing this, by an order issued at the request of the most diligent Party by the President of the Court of Justice, who, in the event of refusal, departure or impediment of any kind whatsoever, will be replaced in the same manner.

In all cases, the Expert will have all the powers of a representative appointed to act for both Parties and its decision will be binding on the Parties and will therefore be final and without recourse. Pending the Expert’s decision, the LESSEE may not defer payment, and shall make a provisional payment upon presentation of the receipt, equal to the amount previously paid, the readjustment taking effect retroactively to the effective date of the revision.

The LESSEE expressly acknowledges that the above indexation clause constitutes an essential and determining condition of this Lease, without which it would not have been concluded.

VI. 4 - SECURITY DEPOSIT - BANK GUARANTEE

VL.4.1 Security deposit

As security for the performance of the LESSEE’s obligations of all kinds under this Lease, the LESSEE shall pay to the LESSOR, upon signature of this Lease, a sum as referred to in Article XVIII, equal to three months’ rent excluding taxes and charges, as a security deposit.

RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED SUBJECT TO COLLECTION

This sum will be maintained or reconstituted during the term of the Lease so as to always correspond to three months’ rent excluding taxes and charges; in particular, it will be increased or decreased at the same time and in the same proportion as the rent, each time the latter is modified, the difference being paid with the first modified term.

This sum will be retained by the LESSOR for the entire term of the Lease, and will be reimbursed to the LESSEE at the end of the Lease, after the LESSEE has moved out and the LESSOR has received the keys, less any sums due to the LESSOR for any reason whatsoever.

It will not generate any interest. It is delivered to the LESSOR in full ownership, the LESSEE being able to bring a restitution claim against the LESSOR under the terms and conditions of this Article.

However, in the event of the opening of receivership or supervised liquidation proceedings against the LESSEE, the LESSOR may request, if it sees fit, and even in the event of continuation of the Lease, compensation with the sums due under the liabilities.

In the event of an assignment of the Lease, the security deposit shall be reconstituted by the assignee in such a way that it is always equal to one quarter of the annual rent.

VL4.2 Bank guarantee

The LESSEE may, at any time during the term of the Lease, substitute for the security deposit an independent bank guarantee on first demand for the same amount corresponding to three (3) months’ rent excluding taxes and charges (the “Guaranteed Amount”) issued by a first-tier bank with a branch in France (the “Bank Guarantee”).

The Guaranteed Amount will be adjusted at the same time and in the same proportion as the rent, each time the latter is modified, so as to always remain equal to a sum equivalent to three (3) months’ rent excluding taxes and charges.

In such a case, the LESSOR will return the security deposit to the LESSEE within 30 days of the delivery of the Bank Guarantee.

The Bank Guarantee will conform to the model shown in Appendix 10, it being specified that the Bank Guarantee may include changes with respect to the model, provided that such changes have been approved in advance by the LESSOR. The Bank Guarantee must be granted for the entire term of the Lease plus six (6) months.

In the event that the Bank Guarantee is invoked in whole or in part by the LESSOR due to the LESSEE’s failure to pay a sum due and payable under the Lease, the LESSEE will be required to provide the LESSOR within eight (8) working days with a new Bank Guarantee for an amount corresponding to that called by the LESSOR from the bank concerned, or failing that, pay the LESSOR a security deposit of an identical amount, so that the LESSOR has, in any event, a guarantee equal to three (3) months’ rent excluding taxes and charges.

In the event of assignment or contribution of the Lease, the assignee or successor shall provide the LESSOR with a Bank Guarantee equivalent to that referred to above or a cash security deposit equal to 3 months’ rent excluding taxes and charges, as a condition of validity of the assignment or contribution.

In the event of sale of the Building, the new owner will automatically benefit from this Bank Guarantee. The same applies to all successive owners.

It is specified that in the event of continuation of the Lease beyond its expiry or in the event of renewal, the LESSEE shall provide the LESSOR, in exchange for the initial Bank Guarantee, with a new Bank Guarantee, under identical terms and conditions no later than the expiry date of the initial Bank Guarantee, so that the Lease cannot be continued or renewed without a guarantee, for a duration corresponding to the term of the renewed Lease plus six (6) months.

VI. 5- RENEWAL RENT

It is agreed that in the event of renewal of the Lease, the rent for the renewed Lease will be set at the rental value of the Leased Premises, as determined under the conditions of Articles VI.5.1 and VI.5.2 below, the LESSEE irrevocably waiving, insofar as necessary, the right to invoke the capping rule of Article L. 145-34 of the French Commercial Code.

The LESSEE also expressly waives its right to invoke the provisions of Article L. 145-34 of the French Commercial Code, including its last paragraph.

Unless expressly stated otherwise, all other clauses and conditions of the Lease will be maintained and applied under the renewed Lease.

VL5.1. Rental value

For the determination of the rental value, the Parties declare that they are bound by the following stipulations:

Will be taken into account:

•

the rents in force on the day of renewal of leases freely debated between a landlord and lessee, either when the new premises are leased, or on the occasion of Lease modifications, or on the occasion of amicable or judicial lease renewals, in respect of the two years preceding renewal;

•	properties comparable to the Leased Premises, i.e.

•	of the same nature as the Leased Premises; and

•

having the same characteristics as those of the Leased Premises (standard of quality, construction, integrated services, technical equipment, functionality), preferably with reference to equivalent surface areas, or to other reference criteria if this information is lacking, on condition that they are comparable.

The surface areas contractually determined by the Parties shall be binding on any expert required to give an opinion on the rental value of the Leased Premises. They may in no way be weighted or assigned any coefficient whatsoever by the said expert.

This Article is a decisive factor in the undertaking of the Parties, without which they would not have entered into the Lease, and will be binding on any expert having to give an opinion on the amount of the rental value of the Leased Premises.

VI.5.2. Determination of rental value

The rental value of the Leased Premises will be established in accordance with the following stipulations, which the Parties may not depart from under any circumstances:

Each Party will choose an expert from the list of real estate appraisers appointed by the Versailles Court of Appeal. Each Party shall bear the fees and expenses of its expert. The experts appointed by the Parties will work together or separately to determine the rental value of the Leased Premises, on the basis of the definition set out above in Article VI.5.1.

At the end of their work, if they reach agreement on the said rental value, it will be binding on the Parties.

Should the experts chosen by the Parties be unable to agree on the rental value, they will appoint a third expert to determine the rental value as defined above. This third expert must not have worked for one of the Parties in the eighteen (18) months preceding their appointment. If the two experts do not agree on the third expert to be appointed, the most diligent Party will refer the matter to the President of the Court of Justice of the location of the Building, who will appoint the said expert.

The experts will act under a common interest mandate, in the same way as the third party responsible for determining the price in sales law (Article 1592 of the French Civil Code).

They must render their decision within two (2) months of their referral. The decision taken by mutual agreement between the two experts appointed by the Parties or that taken by the third expert chosen by the said experts or appointed by the court will be irrevocably binding on the Parties and will not be subject to appeal.

This procedure does not affect the LESSOR’s right to refuse renewal of the Lease or the LESSEE’s right to terminate its Lease under the conditions set out in Article V1.5.3 below.

VIL.5.3 Right of option

By express agreement between the Parties, they will, no later than at the expiry of a period of two (2) months following notification (which will be made by the most diligent Party) of the decision of the expert required to give their opinion on the amount of the rental value of the Leased Premises under the conditions of Article VI.5.2 above, draw up a new lease under the conditions set by the said decision, unless the LESSEE waives renewal or the LESSOR refuses renewal.

i.

If, within this two (2) month period, the LESSEE waives renewal of the Lease, it shall notify the LESSOR of its decision by extrajudicial act. In this case, the LESSEE undertakes to pay the LESSOR the rent referred to in Article XVI below, indexed annually in accordance with the conditions of the Lease, for a period of six months (6 months) from the date of notification to the LESSOR of its waiver of renewal, even if the LESSEE vacates the Leased Premises before the expiry of the aforementioned period of six months (6 months).

ii.

If, within this two (2) month period, the LESSOR refuses to renew the Lease, it will notify its decision to the LESSEE by extrajudicial act. In this case, the provisions of the French Commercial Code will apply (except for the option exercise period, which is extended to two (2) months in accordance with this Article).

ARTICLE VII - TERMINATION - INTEREST

VII.1 - TERMINATION CLAUSE

Should the LESSEE fail to pay a single term of rent when due, or to perform any of the provisions set out in this Lease, and after one month has elapsed since a summons to pay or to perform the outstanding provision has remained without effect, containing a declaration by the LESSOR of its intention to avail itself of this clause, this Lease will be terminated immediately and by operation of law if the LESSOR sees fit, without the need to comply with any formality, the interim relief judge being competent, if necessary, to order the eviction of the LESSEE, subject to damages.

VII.2 - TERMINATION

The Parties hereby waive their right to unilaterally terminate the Lease pursuant to Article 1226 of the French Civil Code, but retain the right to request termination of the Lease in accordance with the provisions of Article 1227 of the French Civil Code.

VII.3 - INTEREST ON ARREARS

In addition, in the event of non-payment of the rent due by the LESSEE on the due date following a formal notice that has remained unanswered for a period of fifteen days, the LESSOR will receive late payment interest at the rate of 1% per month from the due date, each month started being considered as a full month.

ARTICLE VIII - JURISDICTION

For any dispute arising in connection with the interpretation or performance of this Lease, the Parties agree to bring their dispute before the courts of the place where the Leased Premises are located.

ARTICLE IX - ADDRESS FOR SERVICE

For the performance of this Lease, the Parties elect domicile at their registered offices.

ARTICLE X - FEES

Each Party will bear its own costs and fees for drafting and negotiating this Lease.

The LESSEE shall bear all expenses incurred by the LESSOR in connection with actions validly brought against the LESSEE to obtain enforcement of the clauses and conditions of this Lease, once the LESSEE has been recognized as at fault under a court decision.

ARTICLE XI - MISCELLANEOUS PROVISIONS

1) Any modification of this Lease may be made only by an express written document in the form of a bilateral act or an exchange of letters recording this agreement.

It is formally agreed that any tolerances on the part of the LESSOR relating to the clauses of this Lease, however frequent or long they may last, may not be considered as constituting a novation or bringing about a modification or deletion of the clauses and conditions of this Lease, nor as generating any right whatsoever; the LESSOR may always terminate them without notice.

2) The preliminary statement forms an integral part of the contractual provisions herein.

3) The nullity of any one of the stipulations herein will not entail the nullity of the whole Lease, and the Parties hereby undertake to negotiate in good faith to replace the stipulation in question with a stipulation having an equivalent effect.

4) Notwithstanding the provisions of Articles 1219 and 1220 of the French Civil Code, the Parties expressly waive their right to refuse or suspend performance of their obligations in the event of non-performance by the co-contracting Party or in the event that it is clear that the co-contracting Party will not perform when due, without prejudice to the right of the aggrieved Party to take legal action.

5) Processing of personal data

In the context of the signature of this Lease, each of the Parties may receive or have access to personal data protected by regulations relating to the protection of personal data including the provisions of the French Act No. 78-17 of January 6, 1978, on Data Processing, Files and Freedoms amended by Act No. 2018-493 of June 20, 2018 (the Data Protection Act), as well as Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 (the GDPR), hereinafter referred to together as the Regulations.

The terms defined in the GDPR and listed below have the meaning given to them by the GDPR.

Contacts:

The LESSOR’s Data Protection Officer can be contacted at the following address: dpo@covivio.fr

The LESSEE’s Data Protection Officer can be contacted at the following address: pauline.parant@dbv-technologies.com

With regard to the personal data of each Party processed by the other Party in the context of their contractual relationship

In the context of this Lease and in order to ensure the proper performance of this Lease and to pursue their legitimate interest, each Party, acting in its capacity as data controller, is likely to process personal data of employees, collaborators, agents, representatives, in particular corporate officers, legal representatives, where applicable beneficial owners or any natural person responsible for representing each of the Parties in its communications with the other Party, all of these persons being hereinafter referred to as the “Collaborators”.

Information concerning the LESSOR acting as Data Controller:

The Data Controller is the LESSOR acting jointly with the entities of the Covivio Group (Covivio SA, a French public limited company, registered in the Metz Trade and Companies Register under number RCS B 364 800 060, whose registered office is located at 18 Avenue François Mitterrand, 57000 METZ as well as its controlled subsidiaries within the meaning of Articles L. 233-3-I and II of the French Commercial Code) (together hereinafter referred to as the “Data Controller”).

Information concerning the LESSEE acting as Data Controller:

The Data Controller is the LESSEE acting jointly with DBV Technologies, a French public limited company, registered in the Nanterre Trade and Companies Register under number 441 772 522, whose registered office is located at 177-181 avenue Pierre Brossolette in MONTROUGE (92120).

The personal data relating to the Collaborators of the Parties processed for the conclusion of the Lease or its performance concern surnames, first names, addresses, e-mails, telephone numbers, where applicable, copies of proof of identity or data appearing on invoices (hereinafter the “Personal Data”).

In the context of this Lease, the Collaborators of the Parties are informed that the information collected by the other Party may be subject to processing, whether automated or not, for which each Party acts in the capacity of “Data Controller”.

The purpose of this processing is to manage the contractual relationship and the performance of the Lease between the Parties.

The legal basis for data processing is the performance of this Lease and the legitimate interest of each Party.

The Personal Data is used only by the internal departments of each Party involved in the performance of the Lease and their technical service providers, and each Party undertakes to ensure or have ensured the security and confidentiality of such data in accordance with the Regulations.

Personal Data is kept by each Party for the duration of the Lease, plus any statutory limitation periods.

By way of exception, certain “contact data” type Personal Data of the employees of each Party (in particular surnames, first names, business addresses, business e-mail addresses, business telephone numbers, functions, name of employer) may be kept for a longer period insofar as the data subject does not object, for the purposes of continuing the business relations between each Party.

In the event that Personal Data is transferred outside the European Union or the European Economic Area, each Party undertakes to comply with the Regulations specific to this type of transfer as specified in Articles 44 to 49 of the GDPR.

In accordance with the Regulations, individuals concerned by the processing of their Personal Data have a right of access, rectification and deletion.

The Personal Data relating to the Collaborators of the Parties processed for the conclusion of the Lease or its performance concerns surnames, first names, addresses, e-mails, telephone numbers, where applicable, copies of proof of identity or data appearing on invoices (hereinafter the “Personal Data”).

In the context of this Lease, the Collaborators of the Parties are informed that the information collected by the other Party may be subject to processing, whether automated or not, for which each Party acts in the capacity of “Data Controller”.

The purpose of this processing is to manage the contractual relationship and the performance of the Lease between the Parties.

The legal basis for data processing is the performance of this Lease and the legitimate interest of each Party.

The Personal Data is used only by the internal departments of each Party involved in the performance of the Lease and their technical service providers, and each Party undertakes to ensure or have ensured the security and confidentiality of such data in accordance with the Regulations.

Personal Data is kept by each Party for the duration of the Lease, plus any statutory limitation periods.

By way of exception, certain “contact data” type Personal Data of the employees of each Party (in particular surnames, first names, business addresses, business e-mail addresses, business telephone numbers, functions, name of employer) may be kept for a longer period insofar as the data subject does not object, for the purposes of continuing the business relations between each Party.

In the event that Personal Data is transferred outside the European Union or the European Economic Area, each Party undertakes to comply with the Regulations specific to this type of transfer as specified in Articles 44 to 49 of the GDPR.

In accordance with the Regulations, individuals concerned by the processing of their Personal Data have the right to access, rectify and delete their Personal Data, insofar as the data is not necessary for the performance of the Lease, as well as the right to request a restriction on the processing of their Personal Data and, where applicable, a right to request the portability of their Personal Data.

These rights may be exercised by writing to the registered offices of the Parties as indicated at the top of this Lease or by writing to the above-mentioned contacts.

In all cases, data subjects may lodge a complaint with the competent data protection authority.

Each Party will use its best efforts to inform its Collaborators concerned by the processing of their Personal Data of the provisions set forth in this Article.

6) Fight against money laundering and corruption

The LESSEE undertakes, on its own behalf and on behalf of the companies in its group (i.e. any entity held directly or indirectly within the meaning of Article L. 233-3 I and II of the French Commercial Code), to comply with the laws and regulations applicable to the fight against (i) corruption, (ii) money laundering and (iii) the financing of terrorism (“AML/CFT”), (including the provisions of the French Penal Code punishing acts of corruption and French law no. 2016-1691 of December 9, 2016, and, where applicable, foreign laws and regulations of extraterritorial scope insofar as the latter are applicable), to implement any appropriate procedure for this purpose, and to justify this to the LESSOR upon the latter’s request.

The LESSEE shall behave in a professional and ethical manner in its business dealings and, in particular, shall not engage in influence peddling or corruption of any kind (active or passive, financial or otherwise, directly or indirectly through a third party).

Corruption includes, but is not limited to, any behavior by which a person grants, requests or accepts benefits in kind or in money, including excessive remuneration for services rendered, undue advantages, gifts or anything else of value, insider influence, extortion, embezzlement, in order to obtain, retain or grant business in the context of national or international activities.

Identification of Parties to the transaction

The LESSOR hereby informs the LESSEE that it is subject to the rules set forth in the applicable legislation concerning the fight against money laundering and the financing of terrorism, as set forth in Articles L. 561-1 et seq. of the French Monetary and Financial Code, and that, as such, the LESSOR has a duty of vigilance during the business relationship it maintains with its counterparty, resulting, in particular, in the collection of the information mentioned in the KYC form in Appendix 11.

The LESSEE undertakes to provide the information and supporting documents mentioned in the “KYC form” in Appendix 11 at each renewal of the Lease. The LESSEE therefore acknowledges that the LESSOR may terminate this Lease without recourse or compensation on either side if it does not receive the said information and supporting documents, which the LESSEE expressly accepts.

II - SPECIFIC CONTRACTUAL PROVISIONS

Having freely negotiated this Lease, the Parties agree to the following special provisions, which are intended to supplement and, where applicable, derogate from the general provisions.

ARTICLE XII - DESIGNATION OF LEASED PROPERTY

The Leased Premises are located in CHÂTILLON (Hauts-de-Seine) 82, 84, 86, 88 and 90, rue Pierre Semard, 35, 37 and 39, rue Etienne Deforges and 107, 109, 111, 113 and 115, avenue de la République, and consist of:

•

Lot A of R+2, identified on the attached plan (Appendix 1), representing for information purposes a gross leasable area of 2,446.7 m2 TUFA of office space (including the share of common areas and use of the inter-company restaurant) broken down as follows:

•	private areas: 1,815.9 m2 TUFA

•	share of common areas excluding inter-company restaurant: 381.9 m2 TUFA

•	share of inter-company restaurant: 248.9 m2 TUFA

•	30 underground parking spaces for cars, including three equipped with electric charging stations

•	5 underground parking spaces for two-wheeled motorcycles.

The TUFA corresponds to the total useful floor area as defined in the appended statement (Appendix 1).

ARTICLE XIII - PURPOSE

The Leased Premises will be used exclusively for offices, with the LESSEE allocating between 180 and 200 m2 to R&D technical premises and ancillary storage for small materials.

ARTICLE XIV - DURATION

This Lease is granted and accepted for a term of ten full and consecutive years, commencing on the Effective Date of the Lease referred to in Article XV below.

Notwithstanding the provisions of Article IV, the LESSEE waives the right to give notice at the end of the first three-year period, so that the Lease is concluded for a firm term of six years.

However, the LESSEE will have the option of terminating the Lease:

•

at the end of the 3rd year from the Effective Date of the Lease, subject to the payment of an indemnity to the LESSOR of €900,731 exclusive of tax (nine hundred thousand seven hundred and thirty-one euros exclusive of tax), subject to giving the LESSOR 6 months’ notice of termination;

•

at the end of 4.5 years from the Effective Date of the Lease, in return for payment of an indemnity to the LESSOR of €450,365.50 exclusive of tax (four hundred and fifty thousand three hundred and sixty-five euros and fifty cents exclusive of tax), subject to giving the LESSOR 6 months’ notice of termination.

The amount of the applicable indemnity shall then be paid by the LESSEE to the LESSOR no later than 15 days before the effective date of the notice, failing which the notice will be null and void.

ARTICLE XV - REFERENCE DATE

•	Effective Date of the Lease: April 16, 2024.

The Effective Date of the Lease may be brought forward depending on the progress of the LESSEE’s fitting-out work. In such a case, the Parties will enter into an amendment to the Lease in order to record the new Effective Date of the Lease.

ARTICLE XVI - ANNUAL BASE RENT

This Lease is granted and accepted in consideration of an annual base rent of 831,444 euros excluding VAT (eight hundred and thirty-one thousand four hundred and forty-four euros excluding VAT), plus VAT payable by the LESSEE.

For information, the rent is allocated as follows:

•	€782,944/year excl. VAT and charges for offices (including the share of common areas and inter-company restaurant), i.e. €320/m 2/year excl. and charges,

•	€45,000/year excl. VAT and charges for parking spaces for cars, i.e. €1,500/space/year excl. VAT and charges,

•	€3,500/year excl. VAT and charges for parking spaces for two-wheeled motorcycles, i.e. €700/space/year excl. VAT and charges.

Exceptionally, the LESSOR grants the LESSEE a rent-free allowance of €1,247,166 (one million two hundred and forty-seven thousand one hundred and sixty-six euros), corresponding to 18 months of the annual base rent excluding VAT and charges (the Deductible).

The Deductible applies exclusively to the rent, so that all taxes, charges, fees and dues remain payable by the LESSEE from the Effective Date of the Lease. The Deductible will therefore apply from the Effective Date of the Lease, to the first rent payments and until the above amount has been paid.

ARTICLE XVII - REFERENCE INDEX

Base index: Latest French index of rents for tertiary activities (ILAT) published on the Effective Date of the Lease.

Indexation date on the anniversary of the Effective Date of the Lease and for the first time 12 months after that date.

ARTICLE XVIII - SECURITY DEPOSIT

In accordance with the provisions of Article VI.4.1, the LESSEE hereby pays the LESSOR a security deposit of €207,861 (two hundred and seven thousand eight hundred and sixty-one euros), which will be revised in accordance with the provisions of this Article.

The LESSOR has the option of replacing this security deposit with a Bank

Guarantee under the conditions set out in Article VI.4.2.

ARTICLE XIX - CLAIMS DECLARATION

In application of Article L. 125-5 IV of the French Environment Code, the LESSOR declares that during the period of its ownership, the property concerned by this Lease has not suffered any loss giving rise to the payment of an indemnity in application of Article L. 125-2 or Article L. 128-2 of the French Insurance Code and that, furthermore, it has not itself been informed of any such loss in application of this provisions.

ARTICLE XX - INTER-COMPANY RESTAURANT

The Building on which the Leased Premises depend includes an inter-company restaurant, made available to the lessees for the supply of meals to be consumed on the premises by their staff, to the exclusion of any other use.

The LESSEE wishes to become a member of the group that manages the inter-company restaurant (in Appendix 12).

Consequently, the LESSEE irrevocably undertakes to perform all the obligations, in particular the financial obligations, relating to the inter-company restaurant and mentioned below; it will also comply with any special provisions laid down for the inter-company restaurant by the Building’s internal regulations (Appendix 13) as of the Effective Date of the Lease.

The LESSEE expressly undertakes from the Effective Date of the Lease and throughout the term of the Lease, both personally and, where applicable, as a member of the association or group to:

•	use the inter-company restaurant for its intended purpose as defined above.

•

be personally responsible for the operation of the inter-company restaurant; consequently, the LESSEE shall comply with the internal regulations defining the terms of use of the inter-company restaurant by its staff, and shall take out all necessary contracts, in particular the contract with the restaurant owner if this is necessary, as well as all appropriate insurance; in any event, the LESSEE alone shall assume full responsibility for any damage that may be caused to persons or property as a result of or in connection with the use of the inter-company restaurant, so as to save and hold the LESSOR harmless in this respect, the LESSEE expressly waiving any recourse against the LESSOR.

•

bear all costs relating to the materials and equipment of all kinds required to operate the inter-company restaurant, in accordance with the inter-company restaurant group regulations and the inter-company restaurant provision agreement in Appendix 12.

•

assume responsibility for the cost of the upkeep of the inter-company restaurant premises and for repairs of all kinds, in accordance with the inter-company restaurant group regulations and the inter-company restaurant provision agreement in Appendix 12.

•	bear the share of the charges for the premises housing the inter-company restaurant and all related taxes, expenses and costs, including property tax.

ARTICLE XXI - LESSEE’S FITTING-OUT WORK

The LESSEE wishes to carry out, at its own expense and under its own responsibility, in the Leased Premises and as from the Date of Early Availability as defined in Article XXII below, fitting-out work, which must be validated prior to its implementation by the LESSOR in accordance with the terms and conditions described in Article V.5.1 of the Lease.

The LESSEE is responsible for obtaining any administrative authorizations required for its work.

The LESSOR grants the LESSEE, on an exceptional and commercial basis, support in the form of a financial contribution toward the completion of the LESSEE’s fitting-out work for a maximum overall amount of 554,296 euros (five hundred and fifty-four thousand two hundred and ninety-six euros), corresponding to 8 months’ base rent excluding VAT and charges, it being specified that the LESSOR will be responsible only for work of a real estate nature from an accounting standpoint.

The LESSOR undertakes to reimburse the LESSEE, within the overall budget of €554,296 exclusive of tax, on presentation of invoices issued by the LESSEE to which must be attached the receipted invoices of the companies that carried out the LESSEE’s work in the Leased Premises. The LESSOR will pay each invoice within forty-five (45) days of receipt of the invoice.

This financial contribution by the LESSOR will be made only if the LESSEE has sent the invoices for the work with supporting documents before December 31, 2024. After this deadline, invoices received by the LESSOR will no longer be accepted under this clause.

ARTICLE XXII - EARLY AVAILABILITY OF LEASED PREMISES

The LESSEE has expressed the wish to have access to the Leased Premises prior to the Effective Date of the Lease in order to carry out its fitting-out work. Subject to the signature of an early availability agreement between the Parties (Early Availability Agreement) entered into today between the Parties under a separate act, the LESSOR agrees to make the Leased Premises available to the LESSEE in advance from November 20, 2023 (hereinafter the “Date of Early Availability”) until April 15, 2024.

This early availability is granted for the sole purpose of enabling the LESSEE to carry out its fitting-out work, any operation of the Leased Premises during this period being prohibited.

The Parties agree that this early availability is granted free of charge and on the express condition that the LESSEE complies with the Early Availability Agreement in its entirety. It will terminate automatically on the Effective Date of the Lease, at which time all the stipulations of the Lease, in particular those relating to the payment of the rent, charges and taxes, will apply immediately and automatically.

However, the LESSEE will bear the costs associated with the completion of the LESSEE’s fitting-out work (fluids, insurance, etc.) from the Date of Early Availability.

ARTICLE XXIII - PREFERENTIAL RIGHT

1.

The LESSEE may be interested in leasing Lot B on the second floor, with a surface area of approximately 1,357.1 m2 TUFA (including the share of common areas and inter-company restaurant) (Lot B), which is currently vacant, but is unable to take a position at the date of signature of this Lease. The LESSOR hereby grants the LESSEE, under this Lease and for its entire term, a preferential right to lease the premises of Lot B under the following conditions (the Preferential Right).

2.

The LESSOR will notify the LESSEE by registered letter with acknowledgment of receipt (with a copy by e-mail) of any rental offer sent or received and which the LESSOR intends to accept concerning Lot B (the Notification of Offer). The LESSEE will have a period of 7 (seven) working days from receipt of the Notification of Offer e-mail to notify the LESSOR by registered letter with acknowledgment of receipt (with a copy by e-mail) of its wish to lease the said Lot B.

The LESSEE’s response must be made under the same conditions, in particular financial conditions, as the Notification of Offer.

It is specified that in the absence of a response from the LESSEE within 7 (seven) working days or if no lease is signed between the Parties within 30 (thirty) days of the LESSEE’s response, this Preferential Right will be deemed to have been exercised in respect of Lot B, and the LESSOR will regain full freedom to proceed with the lease of Lot B to any third party in return for (i) an annual headline rent at least equal to 95% of the annual headline rent proposed in the Notification of Offer and (ii) support measures per binding lease year which may not exceed by more than 15% the support measures per binding lease year proposed to the LESSEE in the Notification of Offer.

In the event that the LESSOR is prepared to enter into a lease with a third party on more favorable terms in return for (i) an annual headline rent of less than 95% of the annual headline rent proposed to the LESSEE and/or (ii) support measures per binding lease year exceeding by more than 15% the support measures per binding lease year proposed to the LESSEE, it will notify the LESSEE and propose this new headline rent and/or these new support measures, and the deadlines of 7 (seven) working days for the LESSEE’s response and 30 (thirty) days for the signing of the Lease will then apply.

3.

In the event that, after waiver of the Preferential Right under the conditions set out in point 2 above, Lot B is leased to a third party and this third party gives notice to vacate, the LESSOR will notify the LESSEE by registered letter with acknowledgment of receipt (with a copy by e-mail) of a rental offer concerning Lot B (the Post-Notification to Vacate).

The LESSEE will have a period of 7 (seven) working days from receipt of the e-mail of the Post-Notification to Vacate to notify the LESSOR by registered letter with acknowledgment of receipt (with a copy by e-mail) of its wish to lease the said Lot B.

The LESSEE’s response must be made under the same conditions, particularly financial, as the Post-Notification to Vacate. It is specified that in the absence of a response from the LESSEE within 7 (seven) working days or if no lease is signed between the Parties within 30 (thirty) days of the LESSEE’s response, this Preferential Right will be deemed to have been exercised in respect of Lot B, and the LESSOR will regain full freedom to proceed with the lease of Lot B to any third party in return for (i) an annual headline rent at least equal to 95% of the annual headline rent proposed in the Post-Notification to Vacate and (ii) support measures per binding lease year which may not exceed by more than 15% the support measures per binding lease year proposed to the LESSEE in the Post-Notification to Vacate.

In the event that the LESSOR is prepared to enter into a lease with a third party on more favorable terms in return for (i) an annual headline rent of less than 95% of the annual headline rent proposed to the LESSEE and/or (ii) support measures per binding lease year exceeding by more than 15% the support measures per binding lease year proposed to the LESSEE, it will notify the LESSEE and propose this new headline rent and/or these new support measures, and the deadlines of 7 (seven) working days for the LESSEE’s response and 30 (thirty) days for the signing of the Lease will then apply.

ARTICLE XXIV – GOVERNING LANGUAGE

This Lease Agreement is drafted in and shall be governed by the French language. The French version of this Lease Agreement is the sole legally binding version. In the event of any dispute arising from the interpretation of this Lease Agreement, or any conflict in meaning between the English and French versions, the French version shall prevail in all respects. The English translation provided herewith is for informational purposes only and shall not be accorded any legal weight.

Paris, October 2, 2023, in two counterparts

SCI DANTON MALAKOFF By Céline Leonardi [SIGNATURE]	DBV TECHNOLOGIES By Caroline Danière [SIGNATURE]

APPENDICES

•	Appendix 0 - List of documents with which the LESSEE has been acquainted prior to signing the Lease

•	Appendix 1 - Plans and surface surveys

•	Appendix 2 - Lessee specifications

•	Appendix 3 - Statement of risks

•	Appendix 4 - Energy performance diagnosis

•	Appendix 5 - Environmental performance appendix

•	Appendix 6 - Inventory of LESSOR/LESSEE categories of charges, taxes, fees and dues

•	Appendix 7 - Summary statement of work carried out in the three years preceding the lease and its cost and statement of projected work for the three years following the lease and projected budget

•	Appendix 8 - Safety instructions

•	Appendix 9 - Bank details of the LESSOR

•	Appendix 10 - Security deposit model

•	Appendix 11 - Know your customer “KYC form”

•	Appendix 12 - Signed IRO inter-company restaurant group regulations

•	Appendix 13 - Internal regulations